Amended and Restated

Schedule A

to

BISHOP STREET FUNDS

Amended and Restated Rule 18f-3

Multiple Class Plan

dated February 21, 2007

Class A Shares

Bishop Street Hawaii Municipal Bond Fund

Class I Shares

Bishop Street High Grade Income Fund

Bishop Street Hawaii Municipal Bond Fund

Bishop Street Strategic Growth Fund

Bishop Street Dividend Value Fund

Bishop Street Short-Duration Bond Fund

Exhibit A

BISHOP STREET FUNDS

CERTIFICATE OF CLASS DESIGNATION

Class A Shares

1.	Class-Specific Distribution Arrangements; Other Expenses.

Class A Shares of each of the Funds are sold subject to a front-end sales charge. The front-end sales charges are indicated on the following tables. Class A Shares of the Funds are subject to a 0.25% Rule 12b-1 fee.

Additionally, Class A Shares are subject to shareholder and administrative servicing fees pursuant to a shareholder servicing plan. Under the plan, financial intermediaries may perform, or may compensate other financial intermediaries for performing, certain shareholder and administrative services, including: (i) maintaining shareholder accounts; (ii) arranging for bank wires; (iii) responding to shareholder inquiries relating to the services performed by the financial intermediaries; (iv) responding to inquiries from shareholders concerning their investment in the Funds; (v) assisting shareholders in changing dividend options, account designations and addresses; (vi) providing information periodically to shareholders showing their position in the Funds; (vii) forwarding shareholder communications from the Fund such as proxies, shareholder reports, annual reports, and dividend and capital gain distribution and tax notices to shareholders; (viii) processing purchase, exchange and redemption requests from shareholders and placing orders with the Funds or their service providers; (ix) providing sub-accounting services; (x) processing dividend and capital gain payments from the Funds on behalf of shareholders; (xi) preparing tax reports; and (xii) providing such other similar non-distribution services as the Funds may reasonably request to the extent that the financial intermediary is permitted to do so under applicable laws or regulations.

The following table shows the regular sales charge on Class A Shares of the Funds to a “single purchaser” (defined below):

Amount of Purchase	Sales Charge as a Percentage of Offering Price	Sales Charge as a Percentage of Net Amount Invested
$0 - $50,000	3.00%	3.09%
$50,000 - $99,999	2.75%	2.83%
$100,000 - $249,999	2.25%	2.30%
$250,000 - $499,999	1.25%	1.27%
$500,000 - $999,999	1.00%	1.01%
$1,000,000 and above	0.00%	0.00%

2.	Eligibility of Purchasers

Class A Shares are offered to individual investors.

3.	Exchange Privileges

Class A Shares of each Fund may be exchanged for Class A Shares of each other Fund of the Trust in accordance with the procedures disclosed in the Fund’s Prospectus and subject to any applicable limitations resulting from the closing of Funds to new investors.

4.	Voting Rights

Each Class A shareholder will have one vote for each full Class A Share held and a fractional vote for each fractional Class A Share held. Class A shareholders will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to Class A (such as a distribution plan or service agreement relating to Class A), and will have separate voting rights on any other matter submitted to shareholders in which the interests of the Class A Shareholders differ from the interests of holders of any other class.

5.	Conversion Rights

Class A Shares do not have a conversion feature.

Exhibit B

BISHOP STREET FUNDS

CERTIFICATE OF CLASS DESIGNATION

Class I Shares

1.	Class-Specific Distribution Arrangements; Other Expenses

Class I Shares are sold without a sales charge and are not subject to a Rule 12b-1 fee. Class I Shares are subject to shareholder and administrative servicing fees pursuant to a shareholder servicing plan. Under the plan, financial intermediaries may perform, or may compensate other financial intermediaries for performing, certain shareholder and administrative services, including: (i) maintaining shareholder accounts; (ii) arranging for bank wires; (iii) responding to shareholder inquiries relating to the services performed by the financial intermediaries; (iv) responding to inquiries from shareholders concerning their investment in the Funds; (v) assisting shareholders in changing dividend options, account designations and addresses; (vi) providing information periodically to shareholders showing their position in the Funds; (vii) forwarding shareholder communications from the Fund such as proxies, shareholder reports, annual reports, and dividend and capital gain distribution and tax notices to shareholders; (viii) processing purchase, exchange and redemption requests from shareholders and placing orders with the Funds or their service providers; (ix) providing sub-accounting services; (x) processing dividend and capital gain payments from the Funds on behalf of shareholders; (xi) preparing tax reports; and (xii) providing such other similar non-distribution services as the Funds may reasonably request to the extent that the financial intermediary is permitted to do so under applicable laws or regulations.

2.	Eligibility of Purchasers

Class I Shares are offered to individual and institutional investors subject to a minimum investment disclosed in the prospectus.

3.	Exchange Privileges

Class I Shares of each Fund may be exchanged for Class I Shares of each other Fund of the Trust in accordance with the procedures disclosed in the Fund’s Prospectus and subject to any applicable limitations resulting from the closing of Funds to new investors.

4.	Voting Rights

Each Class I shareholder will have one vote for each full Class I Share held and a fractional vote for each fractional Class I Share held. Class I shareholders will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to the Class I (such as a distribution plan or service agreement relating to the Class I), and will have separate voting rights on any other matter submitted to shareholders in which the interests of Class I shareholders differ from the interests of holders of any other class.

5.	Conversion Rights

Class I Shares do not have a conversion feature.

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